Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 2 to the Registration Statement (Form SB-2 No. 333-142310) and related Prospectus of Solar Enertech Corp. for the registration of 12,111,510 of its common stock and to the inclusion therein of our report dated December 26, 2007, with respect to the consolidated financial statements of Solar Enertech Corp., included in its Annual Report (Form 10-K) for the year ended September 30, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young Hua Ming
Shanghai, People’s Republic of China
January 11, 2008